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                                                                       Exhibit 3


                                Voting Agreement

     This Voting Agreement is entered into as of June 20, 2006, by and between Juanita Drimal ("Grantor") and Charles E. Drimal, Jr. ("Grantee").

Whereas:

     Grantor is the record and beneficial owner of 100,000 shares of the common stock, par value $.10 per share (the "PrimeEnergy Shares") of PrimeEnergy Corporation, a Delaware corporation ("PrimeEnergy"); and

     Grantor wishes to give to Grantee the exclusive voting rights with respect to the PrimeEnergy Shares;

No Therefore,

     For and in consideration of the premises, and of the mutual rights and benefits between the parties, Grantor hereby gives to Grantee the exclusive right to exercise all current and future voting rights with respect to the PrimeEnergy Shares to which Grantor is entitled. The voting rights hereby granted are exclusive and irrevocable. The voting rights are not assignable. Nothing herein shall restrict the sale by Grantor of all or any number of the PrimeEnergy Shares at any time by Grantor, in which event, the voting rights with respect to the PrimeEnergy Shares so sold shall terminate; provided that this Agreement shall remain in effect as to the remainder of such shares.

     This Agreement and the voting rights hereby granted, shall remain in full force and effect until the death or permanent incapacity of either Grantor or Grantee, the termination by written agreement of both Grantor and Grantee, or December 31, 2010, whichever shall first occur.

     Grantor and Grantee understand and agree that PrimeEnergy may rely on this Agreement in connection with the preparation and filing of appropriate documents with the Securities and Exchange Commission regarding the voting rights hereby granted.

     Signed and to be effective as of June 20, 2006.


/s/ Juanita Drimal                        /s/ Charles E. Drimal, Jr.
-------------------------------------     -------------------------------------
Juanita Drimal                            Charles E. Drimal, Jr.
283 Hollow Tree                           One Landmark Square
 Ridge Road                               11th Floor
Darian, CT 06820                          Stamford, CT 06901